As filed with the Securities and Exchange Commission on July 1, 2009

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Assured Guaranty Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	98-0429991
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Settlement Agreement and Plan

(Full title of the plan)

Assured Guaranty Corp.

1325 Avenue of the Americas

New York, New York 10019

Attn: General Counsel

(Name and address of agent for service)

(212) 974-0100

(Telephone number, including area code, of agent for service)

copy to:

Laura D. Richman

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate price	Amount of registration fee
Common Shares $.01 par value	130,000	$11.97	$1,556,100	$87

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Shares reported on the New York Stock Exchange Composite Tape on June 26, 2009.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have heretofore been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (the “Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)                                Form 10-K for the year ended December 31, 2008.

(b)                               Form 10-Q for the quarter ended March 31, 2009.

(c)                                Form 8-K filed on March 30, 2009.

(d)                               Form 8-K filed on June 11, 2009.

(e)                                Form 8-K filed on June 12, 2009.

(f)                                  Form 8-K filed on June 23, 2009.

(g)                                 Prospectus Supplement dated June 18, 2009, filed pursuant to rule 424(b)(5), Registration No. 333-152892, relating to the offering of Common Shares of the Company, as filed on June 19, 2009.

(h)                               Description of Common Shares included in the Registration Statement on line 11 dated April 15, 2004 filed under Section 12 of the Exchange Act.

The Registrant also incorporates by reference the following documents filed by Financial Assurance Securities Holdings, Ltd. (“FSAH”), SEC file number 1-12644:

(a)                                Form 10-K for the year ended December 31, 2008.

(b)                               Form 10-Q for the quarter ended March 31, 2009.

(c)                                Current Reports on Form 8-K filed on January 20, 2009, February 26, 2009, March 2, 2009, May 12, 2009, May 21, 2009 and June 10, 2009.

All documents subsequently filed by the Registrant or FSAH pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

Item 6.  Indemnification of Directors and Officers

Bye-law 30 of Registrant’s Bye-Laws provides, among other things, that the directors, secretary, other officers (such term to include for purposes of Bye-laws 30 and 31 any person appointed to any committee by the board of directors and any person who is or was serving the request of Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and the resident representative for the time being acting in relation to any of the affairs of Registrant and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of Registrant and every one of them, and their heirs, executors and administrators: (i) shall be indemnified and secured harmless out of the assets of Registrant from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to Registrant shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to Registrant shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of fraud or dishonesty; (ii) shall not be liable for he acts, receipts, neglects or defaults of any other director or officer or other person, or for any loss or expense incurred by Registrant through the insufficiency or deficiency of title to any property acquired by the board of directors for or on behalf of Registrant, or for the insufficiency or deficiency of any security in or upon which any of the monies of Registrant is invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any monies, securities or effects is deposited, or for any loss occasioned by any error of judgment, omission, default or oversight on his or her part, or for any other loss, damage or misfortune whatever which shall happen in relation to the execution of the duties of his or her office, or in relation thereto, unless the same happens through fraud or dishonesty on his or her part; and (iii) shall be indemnified out of the assets of Registrant against all liabilities, losses, costs and expenses which he or she or any of his or her heirs, executors or administrators, incur or may incur or sustain, by or by reason of any act, by such person, or other person or a collective of persons (including, without limitation, the board of directors), or by Registrant, done, concurred in or omitted in or about the execution of his, her or their duty, or supposed duty, or in his, her or their respective offices or trusts, in defending or appearing or giving evidence in any proceedings (such term to include, for the purposes of Bye-law 30, threatened proceedings, investigations and enquiries, whether by a regulatory authority, prosecutions authority or otherwise), whether civil or criminal, including where allegations of fraud and dishonesty are made against such director or other person, and Registrant shall pay to or on behalf of such director or other person any and all funds associated in defending or appearing or giving evidence in such proceedings (including, without limitation, independent representation and counseling by an attorney or other professional selected by such director or other person concerned) as and when such liabilities, losses, costs and expenses are incurred, provided that, in the event of a finding of fraud or dishonesty (such fraud or dishonesty having been established in a final judgment or decree not subject to appeal), such director or other person shall reimburse to Registrant all funds paid by Registrant in respect of liabilities, losses, costs and expenses of defending such proceedings. The provisions of Bye-law 30 (and Bye-law 31) shall apply to, and for the benefit of, any person acting as (or with the reasonable belief that he or she will be appointed or elected as) a director, secretary, other officer, the resident representative, or liquidator or trustee in the reasonable belief that he or she has been so appointed or elected notwithstanding any defect in such appointment or election and to any person who is no longer, but at one time was, a director, secretary, other officer, resident representative or liquidator or trustee of Registrant.

Bye-law 31 of Registrant’s Bye-Laws provides that Registrant and each shareholder agree to waive any claim or right of action it might have, whether individually or by or in the right of Registrant, against any director, secretary, other officer, resident representative or liquidator or trustee of Registrant on account of any action taken by such director or other such person, or the failure of such director or other such person to take any action in the performance of his or her duties with or for Registrant, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such director or other such person.

The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the company’s bye-laws or in a contract or arrangement between the company and the director, indemnifying such director against any liability which would attach to him in respect of his fraud or dishonesty will be void.

Certain of Registrant’s executive officers have employment agreements that provide that they are entitled to indemnification in accordance with the Registrant’s Bye-laws and other governing documents. In addition, Registrant has entered into indemnification agreements with its directors and executive officers. The indemnification agreements provide for indemnification arising out of specified indemnifiable events, such as events relating to the fact that the indemnitee is or was one of Registrant’s directors or officers or is or was a director, officer, employee or agent of another entity at Registrant’s request or relating to anything done or not done by the indemnitee in such a capacity. The indemnification agreements provide for advancement of expenses. These agreements provide for mandatory indemnification to the extent an indemnitee is successful on the merits. To the extent that indemnification is unavailable, the agreements provide for contribution. The indemnification agreements set forth procedures relating to indemnification claims. The agreements also provide for maintenance of directors’ and officer’s liability insurance.

Registrant has purchased directors’ and officers’ liability insurance policies. Such insurance would be available to Registrant’s directors’ and officers’ in accordance with its terms. In addition, certain directors may be covered by directors and officers liability insurance policies purchased by their respective employers.

The Registrant expects that any underwriting agreement that it may enter in connection with its securities may contain provisions providing that the underwriters are obligated, under certain circumstances, to indemnify the directors, certain officers and the controlling persons of Registrant against certain liabilities under the Securities Act of 1933, as amended.

Item 8.  Exhibits

See Exhibit Index which is incorporated herein by reference.

Item 9.  Undertakings.

(a)                                  The undersigned Registrant hereby undertakes:

1.                                       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)                                To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                             To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (“the Exchange Act”) that are incorporated by reference in this registration statement.

2.                                       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Registrant’s articles of incorporation, regulations of the board and committee charters or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda, on July 1, 2009.

Assured Guaranty Ltd.

By:	/s/ James M. Michener
James M. Michener
Its:	General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board; Director	July 1, 2009
Walter A. Scott

/s/ Dominic J. Frederico	President and Chief Executive Officer (Principal Executive Officer); Director;	July 1, 2009
Dominic J. Frederico

/s/ Robert B. Mills	Chief Financial Officer (Principal Financial Officer)	July 1, 2009
Robert B. Mills

/s/ Robert A. Bailenson	Chief Accounting Officer (Principal Accounting Officer)	July 1, 2009
Robert A. Bailenson

*	Director	July 1, 2009
Neil Baron

*	Director	July 1, 2009
Francisco L. Borges

*	Director	July 1, 2009
G. Lawrence Buhl

*	Director	July 1, 2009
Stephen A. Cozen

Signature	Title	Date

*	Director	July 1, 2009
Patrick W. Kenny

*	Director	July 1, 2009
Donald H. Layton

*	Director	July 1, 2009
Robin Monro-Davies

*	Director	July 1, 2009
Michael T. O’Kane

*	Director	July 1, 2009
Wilbur L. Ross, Jr.

/s/ Dominic J. Frederico	Authorized Representative in the United States	July 1, 2009
Dominic J. Frederico

* By:	/s/ James M. Michener
James M. Michener
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1

Certificate of Incorporation and Memorandum of Association of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-111491), as amended)

4.2	Bye-laws of the Registrant (Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-111491), as amended)

4.3	Specimen Common Share Certificate (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-111491), as amended)

4.4	Settlement Agreement and Plan by and between Financial Security Assurance Holdings, Ltd., Assured Guaranty Ltd., Dexia Holdings, Inc., Dexia Crédit Local, S.A. and Sean W. McCarthy	Furnished herewith

4.5

Financial Security Assurance Holdings Ltd. 1989 Supplemental Executive Retirement Plan (amended and restated as of December 17, 2004) (Incorporated by reference to  Exhibit 10.4 to Financial Security Assurance Holdings Ltd. Current Report on Form 8-K (Commission File No. 1-12644) dated December 17, 2004 and filed on December 17, 2004)

4.6	Amendment to the Financial Security Assurance Holdings Ltd. 1989 Supplemental Executive Retirement Plan	Furnished herewith

5.1	Opinion of Conyers Dill & Pearman as to the legality of the Common Shares	Furnished herewith

23.1	Consent of PricewaterhouseCoopers LLP (Assured Guaranty)	Furnished herewith

23.2	Consent of PricewaterhouseCoopers LLP (FSAH)	Furnished herewith

23.3	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

24.1	Powers of Attorney	Furnished herewith

99.1	Form F-N	Furnished herewith